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                                                                   EXHIBIT 10.10


                        NETWORK MANAGEMENT SERVICES, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement ("Agreement") dated as of April 12, 1999, is made and entered into between Network Management Services, Inc., a Minnesota corporation, ("the Company") and John Davis, an individual resident of the State of Minnesota, ("the Employee").

     WHEREAS, the Company wishes to employ the Employee to render services for the Company on the terms and conditions set forth in this Agreement, and the Employee wishes to be retained and employed by the Company on such terms and conditions.

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and the Employee set forth below, the Company and the Employee agree as follows:

     Article 1.0 Definition. Capitalized terms in this Agreement shall have their defined meaning throughout the Agreement. The following terms shall have the meaning set forth below, unless the context clearly requires otherwise.

          1.01 Board. "Board" shall mean the Board of Directors of the Company.

          1.02 Cause. "Cause" shall mean termination by the Company of the Employee's employment based upon: (i) the Employee's willful misconduct, dishonesty, or other material violation of law or Company policies; or (ii) actions (or failures to act) by the Employee in bad faith and to the detriment of the Company.

          1.03 Change in Control. A "Change in Control" of the Company shall be deemed to have occurred if:

               (a) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who did not own shares of the capital stock of the Company on the date of grant of the Option shall, together with his, her or its "Affiliates" and "Associates" (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), become the "Beneficial Owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent 50% or more of the combined voting power of the Company's then outstanding securities (any such person being hereinafter referred to as an "Acquiring Person");

               (b) The "Continuing Directors" (as hereinafter defined) shall cease to constitute a majority of the Board; or
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               (c) There should occur (i) any sale, exchange or other transfer
               (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (ii) any liquidation or dissolution of the Company; or (iii) any consolidation or merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company's capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (iii) shall not apply to a merger or consolidation in which (A) the Company is the surviving corporation and (B) the shareholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction.

               (d) The number of directors on the Board exceeds nine (9).

     In the case of a Change of Control as described in Subsections (c)(i) or
     (ii), the Options will be assumed by the surviving or acquiring corporation, as the case may be.

          1.04 Confidential Information. "Confidential Information" shall mean information that is proprietary to the Company, or to others and is entrusted to the Company, whether or not trade secrets. Confidential Information includes, but is not limited to, information relating to designs, software (in source and object code), technology strategies, business plans as to the business as conducted or anticipated to be conducted by the Company, and to past or current or anticipated products or services of the Company. Confidential Information also includes, without limitation, information concerning the Company's research, development, purchasing, accounting, marketing, selling, and services. All information that the Employee has a reasonable basis to consider confidential is Confidential Information, whether or not originated by the Employee and without regard to the manner in which the Employee obtains access to it.

          1.05 Continuing Director. "Continuing Director" shall mean any person who is a member of the Board, while such person is a member of the Board, who is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate and who (i) was a member of the Board on the date of grant of the Option or (ii) subsequently became a member of the Board, upon the nomination or recommendation, or with the approval of, a majority of the Continuing Directors.

          1.06 Disability. "Disability" shall mean the Employee's inability to perform the essential functions of the Employee's position, with or without reasonable accommodation, provided the Employee has exhausted the Employee's entitlement to any applicable leave, if the Employee desires to take and satisfies all eligibility requirements for such leave.

          1.07 Effective Date. "Effective Date" shall mean the date on page one hereof.

          1.08 Good Reason. "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination of the Employee's employment by the Company for Cause, for Disability, or for death: (a) a material reduction in the Employee's duties and/or responsibilities (see attached Job description);
     (b) a material reduction in the Employee's compensation, including the Employee's salary, bonus target percentage, and stock option grants and vesting; (c) a requirement that the Employee relocate the Employee's place of work more than twenty-five (25) miles from the Company's current location in St. Louis Park, Minnesota.

          1.09 Inventions. "Inventions" shall mean ideas, improvements, and discoveries, whether or not such are patentable or copyrightable, and whether or not in writing or reduced to practice.

          1.10 Works of Authorship. "Works of Authorship" shall mean any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable.

     Article 2.0 Employment.

          2.01 Service With The Company. Under the terms and conditions set forth herein and his appointment by the Board, the Company hereby employs the Employee, and the Employee accepts such employment, as Chief Executive Officer and member of the Board, commencing on or about April 12, 1999, at the Company's principal place of business in St. Louis Park, Minnesota.

          2.02 Performance of Duties. The Employee agrees to serve the Company faithfully and to the best of the Employee's ability and to devote the Employee's full-time, attention, and efforts to the business and affairs of the Company during the term of the Employee's employment. The Employee hereby confirms that is under no contractual commitments inconsistent with the Employee's obligation set forth in this Agreement and that, during the term of this Agreement, the Employee will not render or perform any services for compensation for any other corporation, firm, entity, or person. Notwithstanding the exclusivity of Employee's duties to the Company, Employee may serve on the board(s) of directors of non-competitive companies, and receive remuneration for such service, but will obtain the approval of Company's Board of Directors in advance. Such approval will not be unreasonably withheld. To the extent permitted by law, the Company shall indemnify Employee and will obtain, within 180 days, officers' and directors' liability insurance coverage in such amount as the Company's Board of Directors shall determine to be appropriate.

     Article 3.0 Compensation and Benefits.
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          3.01 Base Salary. As base compensation for all services to be rendered by the Employee under this Agreement during the term of this Agreement, the Company shall pay to the Employee an annualized salary of one hundred and seventy-five thousand dollars ($175,000). The Employee's salary shall be paid in accordance with the Company's normal payroll procedures and policies, as such procedures and policies may be modified from time to time and the Employee shall be eligible for annual salary increases consistent with such policies and procedures. Company's Board of Directors will review Employee's salary on an annual basis and, in its discretion, make upward adjustments.

          3.02 Incentive Compensation. The Company shall make the Employee eligible for an annual bonus payment. Payment of an annual bonus to the Employee will be subject to the Employee's achieving certain objectives set annually by the Board. Subject to the foregoing, the Employee's target bonus for each year of this Agreement will be thirty-five percent (35%) of the Employee's base salary, with an opportunity for the Employee to receive as much as fifty percent (50%) of his base salary if the Employee greatly surpasses the objectives for a given year. The Employee's bonus amount for calendar year 1999 will be calculated as if the Employee had worked for the Company for the entire calendar year of 1999. Company's Board of Directors will review Employee's bonus target levels on an annual basis and, in its discretion, make upward adjustments.

          3.03 Equity Participation. The Company shall make the Employee eligible to receive options to purchase the Company's common stock, subject to the terms and conditions of the Company's stock option plan ("the Plan"). The Company shall offer the Employee an option to purchase ________ (___5% post series C______) shares of common stock at a price of $2.25 per share. ___________ (____25%____) shares of such option shall vest when the Employee commences employment with the Company. ___________ (20% of the post commencement balance_______) shares of such option shall vest after the Employee has been employed by the Company for a period of twelve (12) months; an additional ___________ ((20% of the post commencement balance ___________) shares shall vest after the Employee has been employed by the Company for a period of twenty-four (24) months; an additional ___________ (___(20% of the post commencement balance _________) shares shall vest after the Employee has been employed by the Company for a period of thirty-six (36) months; an additional ___________ (___(20% of the post commencement balance _________) shares shall vest after the Employee has been employed by the Company for a period of forty-eight (48) months; and the remaining ___________ (___( 20% of the post commencement balance _________) shares shall vest after the Employee has been employed by the Company for a period of sixty (60) months. Any vested option shares that have not been exercised by the Employee will be canceled if not exercised by the Employee within the time set forth in the Plan. If at any time during the sixty (60) month period a Change in Control occurs, fifty percent (50%) of any unvested option shares will immediately vest, and the vesting period for the balance of the unvested option shares will be reduced by half. Company's Board of Directors will periodically review Employee's stock option grants and, in its discretion, make additional grants and awards.

     Notwithstanding the above, if Employee voluntarily terminates his employment with the Company without Good Reason (excluding a termination due to death or disability) prior to the first anniversary of this Agreement, Employee will return the options granted to him by this Section
     3.03 and any shares purchased upon the exercise thereof to the Company and the Company will reimburse Employee for the amount of the exercise price, if any, paid by Employee in connection with any such exercise of the option.

          3.04 Participation in Benefits. During the term of the Employee's employment with the Company, the Employee shall be entitled to participate in the employee benefits offered generally by the Company to its employees, to the extent that the Employee's position, tenure, salary, health, and other qualifications make the Employee eligible to participate. The Employee's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit plan during the Employee's employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify, or terminate any of its benefits during the term of the Employee's employment. Notwithstanding the above, the Company agrees to provide Employee with four weeks annual paid vacation.

     Article 4.0 Term; Termination.

          4.01 Term. The Term of this Agreement shall be five (5) years from the Effective Date. The Employee's employment under this Agreement shall commence upon the Effective Date and shall be terminable during the term of this Agreement by either party for any reason or no reason upon a notice of thirty (30) days.

          4.02 Termination by the Company for Cause. Notwithstanding Section
     4.01 above, the Company may terminate this Agreement without notice for Cause.

          4.03 Termination by the Employee for Good Reason. Notwithstanding
     Section 4.01 above, the Employee may terminate this Agreement without notice for Good Reason.

          4.04 Termination in the Event of the Employee's Death or Disability. Notwithstanding Section 4.01 above, the Employee's employment under this Agreement shall terminate in the event of the Employee's death or Disability.

          4.05 Termination by Mutual Agreement. Notwithstanding Section 4.01 above, the parties may terminate this Agreement at any time and upon any other terms or conditions by mutual written agreement.

          4.06 Compensation Upon Termination. As the Employee's sole and exclusive compensation the termination of the Employee's employment by either party during the term of this Agreement, the Company shall pay the Employee as follows:

               (a) If due to termination by the Company for Cause or by the Employee without Good Reason, within ten (10) days after the termination date, the Company shall pay the Employee any amounts due to him for base salary through the termination date together with any other unpaid and pro rata amounts of accrued vacation pay, sick leave, and/or business expenses reimbursements that may be due under the Company's policies, and all unvested option shares will be canceled immediately.

               (b) If due to termination by the Company other than for Cause, the Company shall pay the Employee his base salary in effect at the termination date for a period of one (1) year and fifty percent (50%) of the Employee's unvested option shares will immediately vest. If such termination by the Company other than for Cause occurs within two (2) years after a Change of Control, the Company shall pay the Employee his base salary in effect at the termination date for a period of one (1) year and one hundred percent (100%) of the Employee's unvested option shares will immediately vest.

               (c) If due to termination by the Employee for Good Reason, the Company shall pay the Employee his base salary in effect at the termination date for a period of two (2) years and fifty percent (50%) of the Employee's unvested option shares will immediately vest. If such termination by the Employee for Good Reason occurs within two (2) years after a Change in Control, the Company shall pay the Employee his base salary in effect at the termination date for a period of one (1) year and one hundred percent (100%) of the Employee's unvested options shares will vest immediately.


               (d) Company shall continue to pay or reimburse Employee's premiums for health coverage accorded to Employee under Article
               3.04 during any period of salary continuation pursuant to subclause (b) or (c) above. In the event that any payment or benefit required to be made by Company under this Article 4.06, either alone or in combination with any other payment or benefit Employee is then entitled to receive, would constitute a "parachute payment" (under Section 280(g) of the Internal Revenue
               Code), the Company and Employee will negotiate in good faith a modification of this Article with the intention of maximizing Employee's net after-tax benefit, while at the same time not adversely affecting the Company. The Company shall have no duty or obligation to employ the Employee following any such termination by the Company or the Employee.

          4.07 Survival. The provisions of Article 4.0 (relating to termination rights and the provision of compensation and benefits beyond the termination of this Agreement) shall survive termination of this Agreement for any reason. The provisions of Article 5.0 (relating to confidential information and intellectual property rights of the Company), the provisions of Article 6.0 (relating to non-competition, no raiding, and non-solicitation), the provisions of Article 7.0 (relating to dispute resolution) and the provisions of Article 8.0 (relating to miscellaneous terms and conditions) shall survive the expiration of the term of this Agreement and the termination of this Agreement for any reason.

     Article 5.0 Confidential Information; Intellectual Property.

          5.01 Prohibitions Against Unauthorized Use. The Employee shall not use or disclose, other than in connection with the Employee's employment with the Company, any Confidential Information to any person not employed by the

     Company or not authorized by the Company to receive such Confidential Information, without the prior written consent of the Company during the term of this Agreement or at any time thereafter. The Employee shall use reasonable and prudent care to safeguard and prevent the unauthorized use and disclosure of Confidential Information.

          5.02 Exclusions. The obligations under Section 5.01 above shall not apply to any information that: (a) is now or becomes generally available to the public through no fault of the Employee; (b) was already known to the Employee, as shown by his books and records, prior to disclosure of same by the Company; (c) is or was independently developed or acquired by the Employee without any use of or reliance on Confidential Information; (d) is or was provided to the Employee by a third party not under any obligation of confidentiality to the Company; or (e) is required to be disclosed by law, provided, however, the Employee shall render reasonable cooperation, at the Company's expense, to lawfully prevent or minimize any such public disclosure of Confidential Information through protective orders or other similar matters.

          5.03 Ownership and Return of Company Property. All Confidential Information or other Company property in the Employee's possession, custody, or control, including, without limitation, all documents, reports, manuals, business plans, minutes, memoranda, computer software, computer databases, computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, and all other tangible or intangible property relating in any way to the business of the Company are the exclusive property of the Company, even if the Employee authored, created, or assisted in authoring or creating such property. The Employee shall return to the Company all such Confidential Information or other property immediately upon termination of employment for any reason whatsoever or at such earlier time as the Company reasonably requests.

          5.04 Disclosure and Assignment of Inventions and Other Works. The Employee shall promptly disclose to the Company in writing all Inventions and Works of Authorship, which are conceived, made, discovered, written, or created by the Employee alone or jointly with another person, group, or entity, whether during the normal hours of his employment at the Company or on the Employee's own time, during the term of this Agreement and for one
     (1) year following the termination of the Employee's employment with the Company for any reason whatsoever. The Employee hereby assigns all rights to such Inventions and Works of Authorship to the Company. The Employee shall give the Company all the assistance it reasonably requires for the Company to perfect, protect, and use its rights to such Inventions and Works of Authorship. The Employee shall sign all documents, take all actions, and supply all information that the Company considers necessary or desirable to transfer or record the transfer of the Employee's entire right, title, and interest in such Inventions and Works of Authorship and to enable the Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided, that the Company shall bear all reasonable expenses of the Employee in rendering such cooperation.

          5.05 Exclusions. Notwithstanding Section 5.04 above, the following shall not be deemed Inventions or Works of Authorship assigned to the Company by the Employee hereunder: any Invention or Work of Authorship for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed entirely on the Employee's own time, and which (a) does not relate (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) does not result from any work performed by the Employee for the Company.

     Article 6.0 Non-Competition, No Raid, and Non-Solicitation Covenants.

          6.01 Non-Competition Covenant. Subject to Section 6.02 below, during the term of this Agreement and for a period of one (1) year following the termination of the Employee's employment with the Company for any reason whatsoever, the Employee shall not, directly or indirectly, engage in any business activity on his own behalf or as a partner, shareholder, director, trustee, principle, agent, officer, employee, consultant, or otherwise of any person or entity the business of which is the same as, similar to, or competitive with any business of the Company, or which is engaged in the development or production of products intended to compete with the Company, or assist, solicit, entice, or induce any other person to engage in any such activity. For purposes hereof, "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly-held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

          6.02 Company's Option to Revise. At its sole option, the Company may, by written notice to the Employee, after the termination of the Employee's employment, waive or limit the line of business, time period, and/or geographic area in which the Employee is prohibited from engaging in competitive activity under Section 6.01 above.

          6.03 Covenant Not to Recruit. The Employee hereby acknowledges that the Company's employees, consultants, and other contractors constitute vital and valuable aspects of its business and missions on a world-wide basis. In recognition of that fact, for a period of two (2) years following the termination of the Employee's employment with the Company for any reason whatsoever, the Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current employees, consultants, or other contractors to terminate their respective relationships with the Company and to become employees, consultants, or contractors of any enterprise with which the Employee may then be associated, affiliated, or connected.

          6.04 Covenant Not to Solicit. The Employee hereby acknowledges that the Company's customers constitute vital and valuable aspects of its business on a world-wide basis. In recognition of that fact, for a period of two (2) years following the termination of the Employee's employment with the Company for any reason whatsoever, the Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company's then current customers to terminate their respective relationships with the Company and to become customers of any enterprise with which the Employee may then be associated, affiliated, or connected.

     Article 7.0 Dispute Resolution.

          7.01 Procedure for Arbitration. Except as provided in Section 7.02 below, any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or any dispute arising from or related in any way to the Employee's employment, including any statutory or tort claims, which has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute, shall be settled by final and binding arbitration pursuant to the provisions of this Agreement and under the then applicable arbitration rules of the American Arbitration Association ("AAA"), unless such rules are inconsistent with the provisions of this Agreement. Any such arbitration shall be conducted by: (a) neutral arbitrator appointed by mutual agreement of the parties; or (b) failing such agreement, in accordance with said rules. The arbitrator shall be an experienced attorney with a background in employment law. An arbitral award may be enforced in any court of competent jurisdiction. Each party shall be permitted reasonable discovery, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration. The summary judgment procedure applicable in Hennepin County, Minnesota, District Court, shall be available and apply to any arbitration conducted pursuant to this Agreement. The arbitrator shall have the authority to award to the prevailing party any remedy or relief that a court of the State of Minnesota could order or grant, including costs and attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceeding shall be Minneapolis, Minnesota.

          7.02 Litigation Rights Reserved. If any dispute arises with regard to the unauthorized use or infringement of Confidential Information by the Employee or with regard to the Employee's breach or a threatened breach of the covenants in

     Article 6.0 hereof, the Company may seek any available remedy at law or in equity from a court of competent jurisdiction.

     Article 8.0 General Provisions.

          8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof.

          8.02 Prior Agreements. This Agreement (including other agreements specifically mentioned in this Agreement) contains the entire agreement of the parties relating to the employment of the Employee by the Company and the other matters discussed herein and supercedes all prior promises, contracts, agreements, and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract, or understanding, whether express or implied, oral or written, by and between the Company and the Employee) and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

          8.03 Withholding Taxes. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city, and other payroll, withholding, income, or other taxes arising from any compensation, benefits, or any other payments made pursuant to this Agreement, or any other contract, agreement, or understanding which relates, in whole or in part, to the Employee's employment with the Company, are withheld or collected from the Employee. In connection with the foregoing, the Employee agrees to notify the Company promptly upon entering into any contract, agreement, or understanding relating to the Employee's employment with the Company and also to notify the Company promptly of any payments or benefits paid or otherwise made available pursuant to any such agreements.

          8.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Employee and the Company.

          8.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

          8.06 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that the Company may, without the consent of the Employee, assign its rights and obligations under this Agreement to any corporation, firm, or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 8.06.

          8.07 Injunctive Relief. The Employee acknowledges and agrees that the services to be rendered by the Employee hereunder are of a special, unique, and extraordinary character, that it would be difficult to replace such services and that any breach or threatened breach of the covenants in
     Article 6.0 hereof would be highly injurious to the Company and that it would be extremely difficult to compensate the Company fully for damages for any such violation. Accordingly, the Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of the covenants of Article 6.0 hereof, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

          8.08 Construction. Where ever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. In furtherance of and not in limitation of the foregoing, the parties agree that, should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent, or activities that may validly or enforceably be covered. The Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

          8.09 Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

                                        NETWORK MANAGEMENT SERVICES, INC.

                                        By  /s/ Mark Tierney
                                          -------------------------------------
                                          Its

                                        /s/ John Davis
                                        ---------------------------------------
                                        John Davis


Attachment

Position Description for Chief Executive Officer of Network Management

Position is accountable to the Chairman and the Board


Responsibilities include:

     1. Design and implementation of a successful organization infrastructure which will lead the transition of Network Management from its start-up culture to a mature technology service company, Culture to include disciplined and routine processes that deliver predictable service results, effective internal project management accountability, and cutting edge product enhancement methodologies.

     2. Overall development and execution of the company's business and operating strategy across all fronts, including Finace, HR, Sales and Marketing, Operations, Client Relations, Consulting, Product Development, and IT.

     3. Securing and allocating resources to assure that the company meets core client commitments and simultaneously develops leading edge product enhancements.

     4.   Meeting company growth targets and financial objectives.

     5. Shared responsibility with the Chairman of the Board for strategic positioning of the company, development of PreferredPlans.com, merger and acquisition strategy, and for external relations with the financial community.

     6. It is understood that as long as mark Tierney is Chairman of the Board, Mark will remain actively involved in the development of company strategy. Mark will maintain primary responsibility for the PreferredPlans.com initiative, for merger and acquisition strategy, and for relations with the external financial community.